Exhibit 99
MEREDITH REPORTS FISCAL 2017 THIRD QUARTER AND NINE MONTH RESULTS
Record Digital Advertising Revenue Across Company Drives Third Quarter Performance
Meredith Expects Fiscal 2017 Earnings Per Share to be Highest in Company History

DES MOINES, IA (April 27, 2017) — Meredith Corporation (NYSE:MDP; meredith.com) — the leading media and marketing company with local television brands in large, fast-growing markets and national brands serving more than 110 million American women — today reported fiscal 2017 third quarter and nine month results:

•
Fiscal 2017 third quarter earnings per share were $0.87, compared to $1.79 in the prior-year quarter which included special items of $0.87 per share primarily related to a merger termination fee received. (See Tables 1-6 for supplemental disclosures regarding non-GAAP financial measures.)

•
Excluding special items, fiscal 2017 third quarter earnings per share were $0.87, compared to $0.92 in the prior-year quarter when Meredith benefited from $0.05 per share of incremental high-margin political advertising from the Presidential primary season.

•	Fiscal 2017 third quarter total Company revenues grew to $425 million.

•
For the first nine months of fiscal 2017, earnings per share were a record $3.20, compared to $2.74 in the prior-year period. Excluding special items in both periods, earnings per share grew 30 percent to a record $2.92, up from $2.24 in the prior-year period.

•	For the first nine months of fiscal 2017, total Company revenues increased 4 percent to a record $1.3 billion, and total advertising revenues grew 3 percent to $704 million.

“We are pleased that continued strong execution of our multiplatform strategy — including our growing and profitable digital activities — has Meredith on track to deliver record revenue and operating profit for full-year fiscal 2017,” said Meredith Chairman and CEO Stephen M. Lacy. “Importantly, we continue to successfully execute our Total Shareholder Return strategy, including increasing our dividend for the 24th consecutive year.”

Looking at Meredith’s performance in the third quarter of fiscal 2017 compared to the prior-year quarter:

•
Total Company digital advertising revenues grew nearly 25 percent to a third quarter record. National Media Group digital advertising increased 27 percent and represented nearly 30 percent of its total advertising. Local Media Group digital advertising rose nearly 10 percent. Traffic across Meredith’s digital and mobile sites grew to an average of nearly 90 million unique visitors per month.

•
National Media Group operating profit grew nearly 20 percent to $41 million, and was up 8 percent excluding special items in the prior-year period. Total revenue increased to $283 million. Advertising revenues were off 1 percent, but increased on a comparable basis as growth in digital advertising more than offset expected print ad declines. Meredith’s National Media brands grew their reach to more than 110 million unduplicated consumers, including more than 70 percent of U.S. Millennial women.

•
Local Media Group revenues increased to $142 million. Growth in retransmission-related revenues offset the effects of cyclical political advertising revenues and the Super Bowl airing on Fox in February 2017, compared to CBS in 2016. Meredith’s CBS affiliates have a larger reach than its Fox affiliates.

“Meredith continues to fire on all cylinders, generating strong profits while increasing our consumer reach across multiple platforms,” said Meredith President and Chief Operating Officer Tom Harty. “This includes rapid expansion of our digital offerings to consumers and advertisers alike; launching new products such as The Magnolia Journal; adding newscasts across our television station portfolio; and growing non-advertising sources of revenue such as retransmission fees, brand licensing and e-commerce.”

OPERATING GROUP DETAIL

LOCAL MEDIA GROUP

Meredith’s Local Media Group includes 17 owned and operated television stations reaching 11 percent of households. Meredith’s portfolio is concentrated in large, fast-growing markets, including seven stations in the nation’s Top 25 markets and 13 in the Top 50. Meredith’s stations produce 700 hours of local news and entertainment content each week. Meredith expects to continue to grow its Local Media Group organically and through strategic acquisitions.

Fiscal 2017 third quarter Local Media Group operating profit was $41 million, and EBITDA was $50 million. Revenues increased to $142 million. (See Tables 1-6 for supplemental disclosures regarding non-GAAP financial measures.)

For the first nine months of fiscal 2017, Local Media Group operating profit grew 45 percent to $169 million. Excluding special items in both periods, operating profit grew 48 percent to $171 million and EBITDA grew 37 percent to $197 million. Revenues increased 17 percent to $478 million, including $58 million of political advertising. All represent fiscal first nine month records. Operating profit margin was 35 percent and EBITDA margin was 41 percent.

Looking more closely at fiscal 2017 third quarter performance compared to the prior-year quarter:

•
Non-political advertising revenues were $84 million, compared to $91 million. Results reflect the Super Bowl airing on Fox in February 2017 compared to CBS in the prior year. Meredith has a larger footprint and reach with its CBS affiliates — which include Top 30 markets Atlanta, Phoenix, St. Louis and Hartford — compared to its FOX affiliates.

•
Digital advertising revenues grew nearly 10 percent, as innovative growth strategies continue to drive stronger performance. Meredith recently relaunched all of the mobile news, weather and traffic apps across its station group, yielding record app opens and unique page views in the quarter.

•
Other revenues and operating expenses increased due primarily to growth in retransmission revenues from cable and satellite television operators, partially offset by higher programming fees paid to affiliated networks.

Meredith delivered strong ratings performance in the third quarter of fiscal 2017. Eight Meredith stations ranked No. 1 or No. 2 in both morning and late news, and five stations were No. 1 from sign-on to sign-off.

On April 21, 2017, Meredith closed on its acquisition of the broadcast assets of Peachtree TV (WPCH) in Atlanta from Turner Broadcasting System, Inc.  Meredith has assisted in the day-to-day operations of Peachtree TV since 2011, including advertising sales, marketing and promotions, and technical operations.  With WPCH, Meredith creates its fifth owned-and-operated duopoly market, as Meredith also owns WGCL, the CBS affiliate in Atlanta. The acquisition will not have a material effect on Meredith’s fiscal 2017 results.

NATIONAL MEDIA GROUP

Meredith’s National Media Group reaches more than 110 million unduplicated American women, including more than 70 percent of U.S. Millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as food, home, parenting and lifestyle. It also features robust brand licensing activities and innovative business-to-business marketing solutions provided by Meredith Xcelerated Marketing. Meredith expects to continue to grow its National Media Group organically and through strategic acquisitions.

Fiscal 2017 third quarter National Media Group operating profit grew 19 percent to $41 million compared to $35 million, or $38 million excluding special items, in the prior-year quarter. Revenues increased to $283 million. (See Tables 1-6 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at National Media Group fiscal 2017 third quarter performance compared to the prior-year quarter:

•
Total advertising revenues were $125 million, off 1 percent, but up on a comparable basis, which excludes MORE magazine. Digital advertising revenue rose 27 percent, and accounted for 28 percent of total National Media Group advertising revenues. Growth was led by native, engagement-based video, and programmatic advertising, along with shopper marketing.

•
Meredith’s share of total magazine advertising revenues increased to 12.1 percent from 11.0 percent, according to the most recent data from Publishers Information Bureau. Martha Stewart Living, Allrecipes and Traditional Home posted strong performance. The direct response, pets and household supplies advertising categories were growth leaders.

•	Circulation revenues were flat at $96 million, but were up excluding MORE magazine.

•	Other revenues increased 5 percent to $62 million, driven primarily by e-commerce revenue, along with Meredith Xcelerated Marketing and Brand Licensing.

•	Expenses declined 2 percent, and were down 1 percent excluding special items in the prior-year quarter, as Meredith continued to pursue operational efficiencies.

Meredith’s National Media Group continues to extend its reach to American consumers and further diversify its revenue streams in fiscal 2017.  For example:

•
Meredith’s The Magnolia Journal, an extension of Joanna and Chip Gaines' popular Magnolia brand, will officially become a subscription magazine with the May 2017 issue. It will be published quarterly and distributed nationally, with an expected ratebase of approximately one million by the fall. Launched as a newsstand only title in October 2016, it quickly became the strongest-selling newsstand title in Meredith’s recent history.

•	Meredith’s e-commerce initiatives continued to grow, driven by new vendor relationships and capabilities, including consumer membership programs.

For the first nine months of fiscal 2017, National Media Group operating profit was $112 million, or $100 million excluding special items. Revenues were $790 million. Advertising revenues were $385 million, compared to $390 million, but were up slightly on a comparable basis.

OTHER FINANCIAL INFORMATION

Total debt was $631 million and the weighted average interest rate was 2.9 percent, with $350 million effectively fixed at low rates. Meredith’s debt-to-EBITDA ratio for the trailing 12 months was 1.7 to 1 (as defined in Meredith’s credit agreements). All metrics are as of March 31, 2017.

Meredith continues to focus on its successful Total Shareholder Return strategy. Key elements include:

•
Ongoing dividend increases - Meredith raised its regular stock dividend by 5.1 percent to $2.08 on an annualized basis on January 28, 2017. This marked the 24th straight year of dividend increases for Meredith, which has paid an annual dividend for 70 consecutive years.

•
Strategic investments to scale the business and increase shareholder value - Meredith has invested approximately $1 billion to acquire leading broadcast, digital and print properties in the last few years.

•	Share repurchases - Meredith’s ongoing share repurchase program has $70 million remaining under current authorizations as of March 31, 2017.

All earnings-per-share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached Condensed Consolidated Statements of Earnings. All fiscal 2017 third quarter comparisons are against the comparable prior-year period unless otherwise stated.

OUTLOOK

For full-year fiscal 2017, Meredith continues to expect record earnings per share of $4.13 to $4.18 on a GAAP basis, and record earnings per share of $3.85 to $3.90 excluding special items recorded in fiscal 2017. (See Tables 1-6 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at the fourth quarter of fiscal 2017 compared to the prior-year quarter, Meredith expects:

•	Total Local Media Group revenues to be up mid-single digits.

•	Total National Media Group revenues to be down slightly.

•	Total Company revenues to be up slightly.

•	Fiscal 2017 fourth quarter earnings per share to range from $0.93 to $0.98.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on April 27, 2017, at 8:30 a.m. EDT to discuss fiscal 2017 third quarter results. A live webcast will be accessible to the public on the Company’s website, meredith.com, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Management does not use EBITDA as a measure of liquidity or funds available for management’s discretionary use because it includes certain contractual and non-discretionary expenditures. Adjusted EBITDA is defined as EBITDA before special items.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of non-GAAP to GAAP measures are attached to this press release and available at meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s revenue and earnings-per-share outlook for fourth quarter and full-year fiscal 2017.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for 115 years. Today, Meredith uses multiple distribution platforms — including broadcast television, print, digital, mobile and video — to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's Local Media Group includes 17 owned and operated television stations reaching 11 percent of
U.S. households. Meredith's portfolio is concentrated in large, fast-growing markets, with seven stations in the nation's Top 25 — including Atlanta, Phoenix, St. Louis and Portland — and 13 in Top 50 markets. Meredith's stations produce 700 hours of local news and entertainment content each week, and operate leading local digital destinations.

Meredith's National Media Group reaches more than 110 million unduplicated women every month, including more than 70 percent of U.S. Millennial women. Meredith is the leader in creating and distributing content across platforms in key consumer interest areas such as food, home, parenting and lifestyle through well-known brands such as Better Homes & Gardens, Allrecipes, Parents and Shape. Meredith also features robust brand licensing activities, including more than 3,000 SKUs of branded products at 5,000 Walmart stores across the U.S. and at walmart.com. Meredith Xcelerated Marketing is an award-winning, strategic and creative agency that provides fully integrated marketing solutions for many of the world’s top brands, including The Kraft Heinz Co., Bank of America, WebMD, Volkswagen and NBCUniversal.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Nine Months
Periods ended March 31,	2017	2016	2017	2016
(In thousands except per share data)
Revenues
Advertising	$210,747	$222,402	$703,765	$682,643
Circulation	96,322	96,619	231,795	235,145
All other	118,351	103,750	332,381	296,062
Total revenues	425,420	422,771	1,267,941	1,213,850
Operating expenses
Production, distribution, and editorial	149,908	156,739	448,761	460,982
Selling, general, and administrative	192,180	183,045	537,816	534,567
Depreciation and amortization	13,304	14,613	40,749	44,679
Merger termination fee net of merger-related costs	—	(59,664)	—	(43,541)
Total operating expenses	355,392	294,733	1,027,326	996,687
Income from operations	70,028	128,038	240,615	217,163
Interest expense, net	(4,581)	(5,104)	(14,009)	(15,682)
Earnings before income taxes	65,447	122,934	226,606	201,481
Income taxes	(25,666)	(42,030)	(81,047)	(77,029)
Net earnings	$39,781	$80,904	$145,559	$124,452

Basic earnings per share	$0.89	$1.81	$3.26	$2.79
Basic average shares outstanding	44,684	44,617	44,584	44,623

Diluted earnings per share	$0.87	$1.79	$3.20	$2.74
Diluted average shares outstanding	45,556	45,298	45,424	45,344

Dividends paid per share	$0.5200	$0.4950	$1.5100	$1.4100

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Nine Months
Periods ended March 31,	2017	2016	2017	2016
(In thousands)
Revenues
National media
Advertising	$124,584	$125,845	$385,039	$390,301
Circulation	96,322	96,619	231,795	235,145
Other revenues	62,445	59,379	173,155	181,123
Total national media	283,351	281,843	789,989	806,569
Local media
Non-political advertising	84,481	90,939	260,623	283,806
Political advertising	1,682	5,618	58,103	8,536
Other revenues	55,906	44,371	159,226	114,939
Total local media	142,069	140,928	477,952	407,281
Total revenues	$425,420	$422,771	$1,267,941	$1,213,850

Operating profit
National media	$41,314	$34,781	$112,182	$91,167
Local media	41,164	46,150	168,601	115,918
Unallocated corporate	(12,450)	47,107	(40,168)	10,078
Income from operations	$70,028	$128,038	$240,615	$217,163

Depreciation and amortization
National media	$4,516	$4,663	$13,364	$14,061
Local media	8,439	9,425	26,294	29,019
Unallocated corporate	349	525	1,091	1,599
Total depreciation and amortization	$13,304	$14,613	$40,749	$44,679

EBITDA [1]
National media	$45,830	$39,444	$125,546	$105,228
Local media	49,603	55,575	194,895	144,937
Unallocated corporate	(12,101)	47,632	(39,077)	11,677
Total EBITDA [1]	$83,332	$142,651	$281,364	$261,842

1 EBITDA is net earnings before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2017	June 30, 2016
(In thousands)
Current assets
Cash and cash equivalents	$27,357	$24,970
Accounts receivable, net	275,546	273,927
Inventories	25,702	20,678
Current portion of subscription acquisition costs	136,732	133,338
Current portion of broadcast rights	7,366	4,220
Other current assets	22,206	24,023
Total current assets	494,909	481,156
Property, plant, and equipment	537,488	530,052
Less accumulated depreciation	(356,989)	(339,099)
Net property, plant, and equipment	180,499	190,953
Subscription acquisition costs	82,086	95,960
Broadcast rights	4,320	4,565
Other assets	56,106	57,151
Intangible assets, net	908,287	913,877
Goodwill	895,429	883,129
Total assets	$2,621,636	$2,626,791

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$62,500	$75,000
Current portion of long-term broadcast rights payable	8,106	4,649
Accounts payable	75,732	82,107
Accrued expenses and other liabilities	119,729	116,777
Current portion of unearned subscription revenues	198,747	199,359
Total current liabilities	464,814	477,892
Long-term debt	568,714	618,506
Long-term broadcast rights payable	5,095	5,524
Unearned subscription revenues	111,456	128,534
Deferred income taxes	372,544	336,346
Other noncurrent liabilities	126,315	170,946
Total liabilities	1,648,938	1,737,748
Shareholders’ equity
Common stock	39,439	39,272
Class B stock	5,151	5,284
Additional paid-in capital	54,790	54,282
Retained earnings	895,879	818,706
Accumulated other comprehensive loss	(22,561)	(28,501)
Total shareholders’ equity	972,698	889,043
Total liabilities and shareholders’ equity	$2,621,636	$2,626,791

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine months ended March 31,	2017	2016
(In thousands)
Net cash provided by operating activities	$177,988	$173,620

Cash flows from investing activities
Acquisitions of and investments in businesses	(13,859)	(8,186)
Additions to property, plant, and equipment	(16,193)	(13,385)
Proceeds from disposition of assets	—	1,767
Net cash used in investing activities	(30,052)	(19,804)

Cash flows from financing activities
Proceeds from issuance of long-term debt	300,000	167,500
Repayments of long-term debt	(361,250)	(259,375)
Dividends paid	(68,386)	(63,735)
Purchases of Company stock	(51,128)	(13,390)
Proceeds from common stock issued	37,925	8,253
Payment of acquisition related contingent consideration	(8,000)	(800)
Excess tax benefits from share-based payments	6,755	2,303
Other	(1,465)	(156)
Net cash used in financing activities	(145,549)	(159,400)
Net increase (decrease) in cash and cash equivalents	2,387	(5,584)
Cash and cash equivalents at beginning of period	24,970	22,833
Cash and cash equivalents at end of period	$27,357	$17,249

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations excluding special items and as reported with the difference being the special items. Results of operations excluding special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Note that there were no special items in the three months ended March 31, 2017.

Nine months ended March 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$112,182	$168,601	$(40,168)	$240,615
Special items
Write-down of contingent consideration payable	(19,580)	—	—	(19,580)
Severance and related benefit costs	6,695	445	438	7,578
Write-down of impaired assets	—	1,678	—	1,678
Other	397	—	—	397
Total special items	(12,488)	2,123	438	(9,927)
Operating profit excluding special items (non-GAAP)	$99,694	$170,724	$(39,730)	$230,688

Diluted earnings per share				$3.20
Per share impact of special items
Per share impact of the resolution of certain federal and state tax matters				(0.15)
Per share impact of special items of $9,927 ($6,105 after tax)				(0.13)
Total per share impact of special items				(0.28)
Earnings per share excluding special items (non-GAAP)				$2.92

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations excluding special items and as reported with the difference being the special items. Results of operations excluding special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended March 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$34,781	$46,150	$47,107	$128,038
Special items
Merger termination fee net of merger-related costs	—	—	(59,664)	(59,664)
Severance and related benefit costs	3,021	—	—	3,021
Write-down of impaired assets	535	—	—	535
Other	66	—	—	66
Total special items	3,622	—	(59,664)	(56,042)
Operating profit excluding special items (non-GAAP)	$38,403	$46,150	$(12,557)	$71,996

Diluted earnings per share				$1.79
Per share impact of special items
Per share impact of current tax deductibility of prior quarters’ merger costs				(0.10)
Per share impact of special items of $56,042 ($34,466 after tax)				(0.77)
Total per share impact of special items				(0.87)
Earnings per share excluding special items (non-GAAP)				$0.92

Nine months ended March 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands except per share data)
Operating profit	$91,167	$115,918	$10,078	$217,163
Special items
Merger termination fee net of merger-related costs	—	—	(43,541)	(43,541)
Severance and related benefit costs	7,269	132	—	7,401
Reversal of previously accrued restructuring costs	(514)	(1,070)	—	(1,584)
Write-down of impaired assets	535	—	—	535
Other	66	—	—	66
Total special items	7,356	(938)	(43,541)	(37,123)
Operating profit excluding special items (non-GAAP)	$98,523	$114,980	$(33,463)	$180,040

Diluted earnings per share				$2.74
Per share impact of special items
Per share impact of current tax deductibility of prior quarters’ merger costs				(0.10)
Per share impact of special items of $37,123 ($18,133 after tax)				(0.40)
Total per share impact of special items				(0.50)
Earnings per share excluding special items (non-GAAP)				$2.24

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, amortization, and special items.
Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended March 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$283,351	$142,069	$—	$425,420

Net earnings				$39,781
Net interest expense				4,581
Income taxes				25,666
Operating profit	$41,314	$41,164	$(12,450)	70,028
Depreciation and amortization	4,516	8,439	349	13,304
EBITDA	$45,830	$49,603	$(12,101)	$83,332

Segment EBITDA margin	16.2%	34.9%

Table 3 continued

Nine months ended March 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$789,989	$477,952	$—	$1,267,941

Net earnings				$145,559
Net interest expense				14,009
Income taxes				81,047
Operating profit	$112,182	$168,601	$(40,168)	240,615
Depreciation and amortization	13,364	26,294	1,091	40,749
EBITDA	125,546	194,895	(39,077)	281,364
Special items
Write-down of contingent consideration payable	(19,580)	—	—	(19,580)
Severance and related benefit costs	6,695	445	438	7,578
Write-down of impaired assets	—	1,678	—	1,678
Other	397	—	—	397
Total special items	(12,488)	2,123	438	(9,927)
Adjusted EBITDA	$113,058	$197,018	$(38,639)	$271,437

Segment EBITDA margin	15.9%	40.8%
Segment adjusted EBITDA margin	14.3%	41.2%

Table 4
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, amortization, and special items.
Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended March 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$281,843	$140,928	$—	$422,771

Net earnings				$80,904
Net interest expense				5,104
Income taxes				42,030
Operating profit	$34,781	$46,150	$47,107	128,038
Depreciation and amortization	4,663	9,425	525	14,613
EBITDA	39,444	55,575	47,632	142,651
Special items
Merger termination fee net of merger-related costs	—	—	(59,664)	(59,664)
Severance and related benefit costs	3,021	—	—	3,021
Write-down of impaired assets	535	—	—	535
Other	66	—	—	66
Total special items	3,622	—	(59,664)	(56,042)
Adjusted EBITDA	$43,066	$55,575	$(12,032)	$86,609

Segment EBITDA margin	14.0%	39.4%
Segment adjusted EBITDA margin	15.3%	39.4%

Table 4 continued

Nine months ended March 31, 2016	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$806,569	$407,281	$—	$1,213,850

Net earnings				$124,452
Net interest expense				15,682
Income taxes				77,029
Operating profit	$91,167	$115,918	$10,078	217,163
Depreciation and amortization	14,061	29,019	1,599	44,679
EBITDA	105,228	144,937	11,677	261,842
Special items
Merger termination fee net of merger-related costs	—	—	(43,541)	(43,541)
Severance and related benefit costs	7,269	132	—	7,401
Reversal of previously accrued restructuring costs	(514)	(1,070)	—	(1,584)
Write-down of impaired assets	535	—	—	535
Other	66	—	—	66
Total special items	7,356	(938)	(43,541)	(37,123)
Adjusted EBITDA	$112,584	$143,999	$(31,864)	$224,719

Segment EBITDA margin	13.0%	35.6%
Segment adjusted EBITDA margin	14.0%	35.4%

Table 5
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows national media operating expenses excluding special items and as reported with the difference being the special items. National media operating expenses excluding special items is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended March 31,	2017	2016	Change
(In thousands)
National media operating expenses	$242,037	$247,062	(2)%
Special items
Severance and related benefit costs	—	(3,021)
Reversal of previously accrued restructuring costs	—	(535)
Other	—	(66)
Total special items	—	(3,622)
Operating expenses excluding special items (non-GAAP)	$242,037	$243,440	(1)%

Table 6
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows projected diluted earnings per share excluding special items and as projected with the difference being the special items. Projected diluted earnings per share excluding special items is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Year ended June 30, 2017	Low	High
Projected diluted earnings per share	$4.13	$4.18
Total per share impact of special items (see Table 1)	(0.28)	(0.28)
Projected diluted earnings per share excluding special items (non-GAAP)	$3.85	$3.90